Exhibit 5.1

July 7, 2009

Board of Directors

Eastern Virginia Bankshares, Inc.

P.O. Box 1455

330 Hospital Road

Tappahannock, VA 22560

Ladies and Gentlemen:

This letter is in reference to the Registration Statement on Form S-4 filed by Eastern Virginia Bankshares, Inc. (the “Company”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (as amended, the “Registration Statement”). The Registration Statement relates to up to 3,199,158 shares of the Company’s common stock, par value $2.00 per share (the “Shares”), to be issued to the shareholders of First Capital Bancorp, Inc. (“First Capital”), pursuant to the Agreement and Plan of Merger, dated as of April 3, 2009, by and between the Company and First Capital (the “Agreement”).

As counsel to the Company, we have participated in the preparation of the Registration Statement. We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion.

Based on such examination, it is our opinion that the Shares have been duly authorized and, when issued as contemplated in the Registration Statement and the Agreement, will be validly issued, fully paid and non-assessable under the laws of the Commonwealth of Virginia.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the proxy statement/prospectus that forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Williams Mullen

WILLIAMS MULLEN

A Professional Corporation

North Carolina     •     Virginia     •     Washington, D.C.     •     London

Two James Center     1021 East Cary Street (23219)     P.O. Box 1320     Richmond, VA 23218-1320     Tel: 804.643.1991     Fax: 804.783.6507     www.williamsmullen.com